UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2014

INTERACTIVE MULTI-MEDIA AUCTION CORPORATION
(Exact name of registrant as specified in its charter)

British Virgin Islands
(State or other jurisdiction of incorporation)

333-185909
(Commission File Number)

None
(IRS Employer Identification No.)

2/F Eton Tower, 8 Hysan Avenue, Causeway Bay, Hong Kong, SAR, China
(Address of principal executive offices)(Zip Code)

+852-2910-7795
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2014, the Board of Directors appointed Julius Cesar Legayo De Vera as our President, Secretary and Treasurer as well as a Director.  Concurrent with Mr. De Vero’s appointment, Amber McCandless resigned as President, Secretary and Treasurer.

Mr. De Vera has worked in the consulting, engineering, development and science fields since 2007.  Since 2011, Mr. De Vera has served as President of Socon Development where he handles corporate affairs, government and regulatory agency project relations and general business development.  From 2007 until 2011, he was a an  independent land development and public relations consultant, during which time he, among other things, provided business development and government relations and public relations for a real estate developer.   Mr. De Vera further has strong contacts and relationships throughout the Asian continent not only in the land development arena, but in the retail goods and textiles sectors.   Mr. De Vera’s background in general business development and public relations, his network of contacts throughout Asia and his desire to advance our Company’s business led to our conclusion that he should be serving as a member of our board of directors in light of our business and structure.

Mr. De Vera does not have any agreement, arrangement or understanding with the Company in connection with being appointed a director or to the offices of President, Secretary, Treasurer or Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Multi-Media Auction Corporation (Registrant)

November 3, 2014	By:	/s/ Julius Cesar Legayo De Vera
Julius Cesar Legayo De Vera
President

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